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                                                                    EXHIBIT 22.1


DALLAS, TX; FEBRUARY 28, 2001


LUCAS EDUCATIONAL SYSTEMS, INC. (OTCBB: "LCSE") ANNOUNCES A CESSATION OF ITS PRINCIPAL BUSINESS OPERATIONS.

Lucas Educational Systems, Inc. announced today that it has been unsuccessful in raising the funding necessary to pursue its mission of changing the way people learn through LEARNING THAT LASTS(TM). Given the company's inability to attract the necessary capital to move forward, LCSE will immediately cease its principal operations. In an effort to maximize shareholder value, the company will pursue merger candidates that would provide value to the public entity through the addition of one or more operating business units. The company will lay off its workforce within the immediate future and will contract for assistance to complete a merger transaction as the Board of Directors deems necessary. "This is a real disappointment for everyone involved in the company as we all know and understand the potential of this methodology to significantly enhance the quality of education in America" said Jeffrey Gullo, the company's chief executive officer. He went on to state, "In this economic climate, it has simply been difficult to attract capital for a development stage public entity in the education space."

Lucas Education raised $1.4 million in a private equity transaction in March 2000. The company subsequently developed a direct distribution channel and began marketing numerous educational products to the domestic book trade through a strategic alliance with a national exclusive distributor. While the company has enjoyed success in exposing its accelerated learning methodology directly to the public, LCSE has been unable to attract the capital necessary to exit the development stage.


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This press release includes statements, usually containing the words "believe",
"estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.